CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 26, 2016, with respect to the financial statements and financial highlights of Versus Capital Multi-Manager Real Estate Income Fund LLC for the year ended March 31, 2016, which is incorporated by reference in this Post-Effective Amendment No. 13 to the Registration Statement No. 333-172947 on Form N-2 (the “Registration Statement”). We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained within this Registration Statement, and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectus and under the captions “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Highlights” in the Statement of Additional Information.

/s/ GRANT THORNTON LLP

Houston, Texas

April 18, 2017